Exhibit 10.1

AGREEMENT

THIS AGREEMENT is made and entered into in St. Louis, Missouri, by and between SAVVIS, Inc. (the “Company”), a Delaware corporation with its principal place of business at St. Louis, Missouri, and Jeffrey H. VonDeylen, of St. Louis, Missouri (the “Executive”), effective as of the 1st day of October, 2006 (the “Effective Date”).

1. Employment. Subject to the terms and conditions set forth in this Agreement, Company hereby agrees to employ and continue in its employ the Executive, and the Executive hereby accepts such employment and agrees to remain in the employ of the Company.

2. Term. Subject to earlier termination as hereinafter provided, the Executive’s employment hereunder shall be for a term of four (4) years, commencing on the Effective Date, and, unless earlier terminated by the Company with not less than six months prior written notice, shall renew automatically thereafter for successive terms of one year each. The term of this Agreement, as from time to time extended or renewed, is hereafter referred to as “the term of this Agreement” or “the term hereof.”

3. Capacity and Performance.

(a) During the term hereof, the Executive shall serve the Company as Chief Financial Officer, reporting directly to the Chief Executive Officer of the Company.

(b) During the term hereof, the Executive shall perform the duties and responsibilities of his position and such other duties and responsibilities on behalf of the Company and its Affiliates, reasonably related to that position, as may be designated from time to time by the Company’s Board of Directors (the “Board”) or other designee.

(c) During the term hereof, the Executive shall devote his full business time and his best efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company and its Affiliates and to the discharge of his duties and responsibilities hereunder. The Executive shall not engage in any other business activity or serve in any industry, trade, professional, governmental or academic position during the term of this Agreement, without informing and obtaining approval from the Board in writing.

4. Compensation and Benefits. As compensation for all services performed by the Executive under and during the term hereof, and subject to performance of the Executive’s duties and the fulfillment of the obligations of the Executive to the Company and its Affiliates, pursuant to this Agreement or otherwise:

(a) Base Salary. During the term hereof, the Company shall pay the Executive a base salary at the rate of Three Hundred and Forty-Five Thousand Dollars ($345,000) per annum, payable in accordance with the regular payroll practices of the Company for its executives and subject to adjustment from time to time by the Board, in its sole discretion. Such base salary, as from time to time adjusted, is hereafter referred to as the “Base Salary”.

(b) Incentive and Bonus Compensation.

(i) For service rendered during the Company’s fiscal year ending December 31, 2006, the Executive will be eligible, at the Board’s discretion, to receive a bonus payment equal to 60% of the Executive’s average Base Salary for such fiscal year.

(ii) Commencing on January 1, 2007 and for the remainder of the term hereof, the Executive shall be entitled to participate in the SAVVIS Annual Incentive Plan (the “Plan”) on terms to be determined annually by the Board prior to the commencement of each fiscal year. Nothing contained herein shall obligate the Company to continue the Plan. Any compensation paid to the Executive under the Plan shall be in addition to the Base Salary. Except as otherwise expressly provided under the terms of the Plan or this Agreement, the Executive shall not be entitled to earn bonus or other incentive compensation.

(c) Vacations. During the term hereof, the Executive shall be entitled to earn vacation at the rate of twenty (20) days per year, to be taken at such times and intervals as shall be determined by the Executive, subject to the reasonable business needs of the Company. Vacation shall otherwise be governed by the policies of the Company, as in effect from time to time.

(d) Other Benefits. During the term hereof, the Executive shall be entitled to participate in any and all Employee Benefit Plans from time to time in effect for employees of the Company generally, except to the extent any such Employee Benefit Plan is in a category of benefit otherwise provided to the hereunder Executive (e.g., a severance pay plan). Such participation shall be subject to the terms of the applicable plan documents and generally applicable Company policies. The Company may alter, modify, add to or delete its Employee Benefit Plans at any time that it, in its sole judgment, determines to be appropriate, without recourse by the Executive. For purposes of this Agreement, “Employee Benefit Plan” shall have the meaning ascribed to such term in Section 3(3) of ERISA, as amended from time to time.

(e) Business Expenses. The Company shall pay or reimburse the Executive for all reasonable, customary and necessary business expenses incurred or paid by the Executive in the performance of his duties and responsibilities hereunder, subject to any maximum annual limit and other restrictions on such expenses set by the Board and to such reasonable substantiation and documentation as may be specified by the Company from time to time.

5. Termination of Employment and Severance Benefits. Notwithstanding the provisions of Section 2 hereof, the Executive’s employment hereunder shall terminate prior to the expiration of the term hereof under the following circumstances:

(a) Death. In the event of the Executive’s death during the term hereof, the Executive’s employment hereunder shall immediately and automatically terminate. In such event, the Company shall pay to the Executive’s designated beneficiary or, if no beneficiary has been designated by the Executive in writing, to his estate, (i) any Base Salary earned but not paid during the final payroll period of the Executive’s employment through the date of termination,

(ii) pay for any vacation time earned but not used through the date of termination, (iii) any accrued bonus compensation awarded for the fiscal year preceding that in which termination occurs, but unpaid as of the date of termination and (iv) any business expenses incurred by the Executive but un-reimbursed as of the date of termination, provided that such expenses and required substantiation and documentation are submitted within one hundred and twenty (120) days of termination and that such expenses are reimbursable under Company policy (all of the foregoing, “Final Compensation”). The Company shall have no further obligation to the Executive hereunder.

(b) Disability.

(i) The Company may terminate the Executive’s employment hereunder, upon notice to the Executive, in the event that the Executive becomes disabled during his employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of his duties and responsibilities hereunder, notwithstanding the provision of any reasonable accommodation, for one hundred and eighty (180) days during any period of three hundred and sixty-five (365) consecutive calendar days. In the event of such termination, the Company shall have no further obligation to the Executive, other than for payment of Final Compensation.

(ii) The Board may designate another employee to act in the Executive’s place during any period of the Executive’s disability. Notwithstanding any such designation, the Executive shall continue to receive the Base Salary in accordance with Section 4(a) and benefits in accordance with Section 4(d), to the extent permitted by the then-current terms of the applicable benefit plans, until the Executive becomes eligible for disability income benefits under the Company’s disability income plan or until the termination of his employment, whichever shall first occur.

(iii) While receiving disability income payments under the Company’s disability income plan, the Executive shall not be entitled to receive any Base Salary under Section 4(a) hereof, but shall continue to participate in Company benefit plans in accordance with Section 4(d) and the terms of such plans, until the termination of his employment.

(iv) If any question shall arise as to whether during any period the Executive is disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform substantially all of his duties and responsibilities hereunder, the Executive may, and at the request of the Company shall, submit to a medical examination by a physician selected by the Company to whom the Executive or his duly appointed guardian, if any, has no reasonable objection to determine whether the Executive is so disabled, and such determination shall for the purposes of this Agreement be conclusive of the issue. If such question shall arise and the Executive shall fail to submit to such medical examination, the Company’s determination of the issue shall be final and binding on the Executive.

(c) By the Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause at any time upon notice to the Executive setting forth in reasonable detail the nature of such Cause. The following shall constitute Cause for termination:

(i) Any conduct by the Executive as an employee of the Company that violates state or federal laws or Company policies and standards of conduct,

(ii) Dishonesty by the Executive in performance of his duties as an employee of the Company, or

(iii) Willful misconduct by the Executive that the Executive knows (or should know) will materially injure the reputation of the Company.

Upon the giving of notice of termination of the Executive’s employment hereunder for Cause, the Company shall have no further obligation to the Executive, other than for Final Compensation.

(d) By the Company Other than for Cause. The Company may terminate the Executive’s employment hereunder other than for Cause at any time upon notice to the Executive. In the event of such termination, in addition to Final Compensation and in lieu of any benefits which might otherwise be payable to the Executive under a separate severance agreement as a result of such termination, then, until the conclusion of a period equal to eighteen (18) months following the date of termination, the Company shall continue to pay the Executive the Base Salary at the rate in effect on the date of termination and, subject to any employee contribution applicable to the Executive on the date of termination, shall continue to contribute to the premium cost of the Executive’s participation in the Company’s group medical and dental plans, provided that the Executive is entitled to continue such participation under applicable law. In addition, the Company shall pay the Executive an amount, in equal monthly installments commencing as soon as the determination of the amount can be made in accordance with Section 4(b) hereof and concluding at the end of the twelve month period following the date of termination, equal to the pro rata share of any accrued bonus due under Section 4(b) for the fiscal year in which the termination of employment occurs (determined by pro-rating the accrued bonus for the fiscal year in which the termination of employment occurs through the date of termination). Any obligation of the Company to the Executive hereunder is conditioned, however, upon the Executive signing and returning to the Company a timely and effective release of claims substantially in the form attached hereto as Exhibit A (the “Release of Claims”). The Release of Claims required for separation benefits in accordance with Section 5(d) and/or Section 5(e) hereof creates legally binding obligations on the part of the Executive and the Company and its Affiliates therefore advise the Executive to seek the advice of an attorney before signing it. Base Salary to which the Executive is entitled hereunder shall be payable in accordance with the normal payroll practices of the Company, and will begin at the Company’s next regular payroll period which is at least five business days following the later of the effective date of the Release of Claims or the date the Release of Claims, signed by the Executive, is received by the Company, but the first payment shall be retroactive to next business day following the date of termination.

(e) By the Executive for Good Reason. The Executive may terminate his employment hereunder for Good Reason, upon not less than ten (10) days’ written notice to the Company setting forth in reasonable detail the nature of such Good Reason. The following shall constitute Good Reason for termination by the Executive:

(i) Removal of the Executive, without his consent, from the position of Chief Financial Officer (or a successor corporation);

(ii) Material diminution in the nature or scope of the Executive’s responsibilities, duties or authority; provided, however, that diminution of the business of the Company or any of its Affiliates or any sale or transfer of equity, property or other assets of the Company or any of its Affiliates shall not, by itself, constitute “Good Reason”; or

(iii) Failure of the Company to provide the Executive the Base Salary and benefits in accordance with the terms of Section 4 hereof, excluding an inadvertent failure which is cured within ten business days following notice from the Executive specifying in detail the nature of such failure.

In the event of termination in accordance with this Section 5(e), and in lieu of any other benefits which may otherwise be payable to the Executive under a separate severance agreement as a result of such termination, then the Executive will be entitled to the same pay and benefits he would have been entitled to receive had the Executive been terminated by the Company other than for Cause in accordance with Section 5(d) above; provided that the Executive satisfies all conditions to such entitlement, including without limitation the signing of an effective Release of Claims.

(f) By the Executive Other than for Good Reason. The Executive may terminate his employment hereunder at any time upon not less than sixty (60) days’ written notice to the Company, unless such termination would violate any obligation of the Executive to the Company under a separate severance agreement. In the event of termination by the Executive pursuant to this Section 5(f), the Board may elect to waive the period of notice, or any portion thereof, and, if the Board so elects, the Company will, in lieu of such notice, pay the Executive his Base Salary for the sixty (60) day notice period or any remaining portion thereof. The Company shall have no further obligation to the Executive, other than for any Final Compensation due to him.

(g) Timing of Payments. In the event that at the time the Executive’s employment with the Company terminates the Company is publicly traded (as defined in Section 409A of the Internal Revenue Code), any amounts payable under this Section 5 that would otherwise be considered deferred compensation subject to the additional twenty percent (20%) tax imposed by Internal Revenue Code Section 409A if paid within six (6) months following the date of termination of Company employment shall be paid at the later of the time otherwise provided in Section 5 or the time that will prevent such amounts from being considered deferred compensation under Internal Revenue Code Section 409A, all with due regard for preserving the economic intentions of the parties.

(h) Post-Agreement Employment. In the event the Executive remains in the employ of the Company or any of its Affiliates following termination of this Agreement, by the expiration of the term or otherwise, then such employment shall be at will.

6. Effect of Termination. The provisions of this Section 6 shall apply to any termination pursuant to Section 5 or otherwise.

(a) Payment by the Company of any Base Salary and contributions to the cost of the Executive’s continued participation in the Company’s group health and dental plans that may be due the Executive, in each case under the applicable termination provision of Section 5, shall constitute the entire obligation of the Company to the Executive. The Executive shall use his reasonable best efforts to promptly give the Company notice of all facts necessary for the Company to determine the amount and duration of its obligations in connection with any termination pursuant to Section 5(d) or 5(e) hereof.

(b) Except for any right of the Executive to continue medical and dental plan participation in accordance with applicable law, benefits shall terminate pursuant to the terms of the applicable benefit plans based on the date of termination of the Executive’s employment without regard to any continuation of Base Salary or other payment to the Executive following such date of termination.

(c) Provisions of this Agreement shall survive any termination if so provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation the obligations of the Executive under Sections 8, 9 and 10 hereof. The obligation of the Company to make payments to or on behalf of the Executive under Section 5(d) or 5(e) hereof is expressly conditioned upon the Executive’s continued full performance of his obligations under Sections 8, 9 and 10 hereof. The Executive recognizes that, except as expressly provided in Section 5(d) or 5(e) hereof, no compensation is earned after the termination of employment.

7. Change of Control

(i) Any stock awards, stock options, stock appreciation rights or other equity-based awards (each an “Equity Award”) shall become one hundred percent (100%) vested upon the earliest to occur of (x) following a Change of Control, the Executive no longer having the same or substantially similar job title, role or responsibilities, but not earlier than six months following the Change of Control, (y) the Executive’s termination without Cause following a Change of Control, or (z) a date determined by the Board.

(ii) Payments under Section 7(i) shall be made without regard to whether the deductibility of such payments would be limited or precluded by Section 280G of the Code (“Section 280G”) and without regard to whether such payments (or any other payments or benefits) would subject Executive to the U.S. federal excise tax levied on certain “excess parachute payments” under Section 4999 of the Code (the “Excise Tax”). If any portion of the payments or benefits to or for the benefit of Executive (including, but not limited to, payments and benefits under this Agreement but determined without regard to this paragraph) constitutes an “excess parachute payment” within the meaning of Section 280G (the aggregate of such payments being hereinafter referred to as the “Excess Parachute Payments”), the Company shall promptly pay to Executive an additional amount (the “gross-up payment”) that after reduction for all taxes (including but not limited to the Excise Tax) with respect to such gross-up payment equals the Excise Tax, if any, with respect to the Excess Parachute Payments. For reporting purposes only, the determination as to whether Executive’s payments and benefits include Excess Parachute Payments and, if so, the amount of such payments, the amount of any Excise Tax owed with respect thereto, and the amount of any gross-up payment shall be made at the Company’s expense by the Company’s accountants (the “Accounting Firm”).

(iii) As used in this Section 7, the following capitalized terms shall have the following meanings: (i) “Change of Control” shall mean a transaction in which any Person or group (other than one or more Existing Series A Investors, together or individually) becomes the beneficial owner (as defined in Rule 13d-3 and Rule 13d-5 under the Securities Exchange Act of 1934, as amended) of more than 50% (on a fully diluted basis) of the total capital stock of the Company entitled to vote ordinarily for the election of directors; and (ii) “Existing Series A Investors” is defined to mean any of all of the current holders of the Company’s Series A Convertible Preferred Stock and each such holder’s respective Affiliates.

8. Confidential Information.

(a) The Executive acknowledges that the Company and its Affiliates continually develop Confidential Information, that the Executive may develop Confidential Information for the Company or its Affiliates and that the Executive may learn of Confidential Information during the course of employment. The Executive will comply with the policies and procedures of the Company and its Affiliates for protecting Confidential Information, and shall not disclose to any Person or use, other than as required by applicable law or for the proper performance of his duties and responsibilities to the Company and its Affiliates, any Confidential Information obtained by the Executive incident to his employment or other association with the Company or any of its Affiliates. The Executive understands that this restriction shall continue to apply after his employment terminates, regardless of the reason for such termination. The confidentiality obligation under this Section 8 shall not apply to information which is generally known or readily available to the public at the time of disclosure or becomes generally known through no wrongful act on the part of the Executive or any other Person having an obligation of confidentiality to the Company or any of its Affiliates.

(b) The Executive shall safeguard all documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company or its Affiliates and any copies, in whole or in part, thereof constituting Confidential Information which are in the Executive’s possession or control and shall surrender to the Company at the time his employment terminates, or at such earlier time or times as the Board or its designee may specify, all documents then in the Executive’s possession or control.

(c) In the event that the Executive is requested or become legally compelled (by oral questions, interrogatories, requests for information or documents, deposition, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, the Executive shall, where permitted under applicable law, rule or regulation, provide written notice to the Company promptly after such request so that the Company may seek a protective order or other appropriate remedy (and you agree to reasonably cooperate with the Company in connection with seeking such order or other remedy). In the event that such protective order or other remedy is not obtained, the Executive agrees to furnish only that portion of the Confidential Information that he is advised by opinion of counsel is required, and to exercise reasonable efforts to obtain assurance that confidential treatment will be accorded such Confidential Information. In addition, the Executive may disclose Confidential Information in the course of inspections, examinations or inquiries by federal or state regulatory agencies and self regulatory organizations that have requested or required the inspection of records that contain the Confidential Information provided that the Executive exercises reasonable efforts to obtain reliable assurances that confidential treatment will be accorded to such Confidential Information. To the extent such information is required to be disclosed and is not accorded confidential treatment as described in the immediately preceding sentence, it shall not constitute “Confidential Information” under this Agreement.

9. Assignment of Rights to Intellectual Property. The Executive shall promptly and fully disclose all Intellectual Property to the Company. The Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) the Executive’s full right, title and interest in and to all Intellectual Property. The Executive agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. The Executive will not charge the Company for time spent in complying with these obligations. All copyrightable works that the Executive creates shall be considered “work made for hire” and shall, upon creation, be owned exclusively by the Company.

10. Restricted Activities. The Executive agrees that some restrictions on his activities during and after his employment are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company and its Affiliates:

(a) While the Executive is employed by the Company and for a period equal to eighteen (18) months after his employment is terminated by the Company or the Executive, regardless of the reason therefor, the Executive shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with the Company or any of its Affiliates within the geographic area in which the Company does business or undertake any planning for any business competitive with the Company or any of its Affiliates. Specifically, but without limiting the foregoing, the Executive agrees not to engage in any manner in any activity that is directly or indirectly competitive with the business of the Company or any of its Affiliates as conducted or under consideration at the time of termination of the Executive’s employment, and further agrees not to work or provide services, in any capacity, whether as an employee, independent contractor or otherwise, whether with or without compensation, to any Person who is engaged in any business that is competitive with the business of the Company or any of its Affiliates for which the Executive has provided services. The foregoing, however, shall not prevent the Executive’s passive ownership of two percent (2%) or less of the equity securities of any publicly traded company.

(b) The Executive agrees that, during his employment with the Company, he will not undertake any outside activity, whether or not competitive with the business of the Company or its Affiliates, that could reasonably give rise to a conflict of interest or otherwise interfere with his duties and obligations to the Company or any of its Affiliates.

(c) The Executive agrees that, during his employment and during the eighteen (18) month period immediately following termination of his employment, regardless of the reason therefor, the Executive will not directly or indirectly (a) solicit or encourage any customer of the Company or any of its Affiliates to terminate or diminish its relationship with them; or (b) seek to persuade any such customer of the Company or any of its Affiliates to conduct with anyone else any business or activity which such customer conducts with the Company or any of its Affiliates; provided that these restrictions shall apply only if the Executive has performed work for such Person during his employment with the Company or one of its Affiliates or has been introduced to, or otherwise had contact with, such Person as a result of his employment or other associations with the Company or one of its Affiliates or has had access to Confidential Information which would assist in the Executive’s solicitation of such Person.

(d) The Executive agrees that, during his employment and for the eighteen (18) month period immediately following termination of his employment, the Executive will not directly or indirectly (a) solicit for hiring any person who is at the time of such solicitation an employee of the Company or any of its Affiliates or seek to persuade any employee of the Company or any of its Affiliates to discontinue employment or (b) solicit or encourage any independent contractor providing services to the Company or any of its Affiliates to terminate or diminish its relationship with them.

11. Enforcement of Covenants. The Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him pursuant to Sections 8, 9 and 10 hereof. The Executive agrees without reservation that each of the restraints contained herein is necessary for the reasonable and proper protection of the goodwill, Confidential Information and other legitimate interests of the Company and its Affiliates; that each and every one of those restraints is reasonable in respect to subject matter, length of time and geographic area; and that these restraints, individually or in the aggregate, will not prevent him from obtaining other suitable employment during the period in which the Executive is bound by these restraints. The Executive further agrees that he will never assert, or permit to be asserted on his behalf, in any forum, any position contrary to the foregoing. The Executive further acknowledges that, were he to breach any of the covenants contained in Sections 8, 9 or 10 hereof, the damage to the Company would be irreparable. The Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of said covenants, without having to post bond, as well as an award of all attorney’s fees and expenses incurred by it in the enforcement of its rights against such breach or threatened breach. The parties further agree that, in the event that any provision of Section 8, 9 or 10 hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

13. Conflicting Agreements. The Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which the Executive is a party or is bound and that the Executive is not now subject to any covenants against competition or similar covenants or any court order or other legal obligation that would affect the performance of his obligations hereunder. The Executive will not disclose to or use on behalf of the Company any proprietary information of a third party without such party’s consent.

14. Indemnification. The Company shall indemnify the Executive to the extent provided in its then current Articles or By-Laws. The Executive agrees to promptly notify the Company of any actual or threatened claim arising out of or as a result of his employment with the Company.

15. Definitions. Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section and as provided elsewhere herein. For purposes of this Agreement, the following definitions apply:

(a) “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by either management authority, contract or equity interest. As used in this definition, “control” and correlative terms have the meanings ascribed to such words in Rule 12b-2 of the Securities Exchange Act of 1934, as amended.

(b) “Confidential Information” means any and all information of the Company and its Affiliates that is not generally known by others with whom they compete or do business, or with whom any of them plans to compete or do business and any and all information, publicly known in part or not, which, if disclosed by the Company or its Affiliates would assist in competition against them. Confidential Information includes without limitation such information relating to (i) the development, research, testing, manufacturing, marketing and financial activities of the Company and its Affiliates, (ii) the Products, (iii) the costs, sources of supply, financial performance and strategic plans of the Company and its Affiliates, (iv) the identity and special needs of the customers of the Company and its Affiliates and (v) the people and organizations with whom the Company and its Affiliates have business relationships and the substance of those relationships. Confidential Information also includes any information that the Company or any of its Affiliates have received, or may receive hereafter, belonging to customers or others with any understanding, express or implied, that the information would not be disclosed.

(c) “Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by the Executive (whether alone or with others, whether or not during normal business hours or on or off Company premises) during the Executive’s employment and during the period of six (6) months immediately following termination of his employment that relate to either the Products or any prospective activity of the Company or any of its Affiliates or that make use of Confidential Information or any of the equipment or facilities of the Company or any of its Affiliates.

(d) “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.

(e) “Products” mean all products planned, researched, developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company or any of its Affiliates, together with all services provided or planned by the Company or any of its Affiliates, during the Executive’s employment.

16. Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

17. Assignment. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of the Executive in the event that the Company shall hereafter effect a reorganization, consolidate with, or merge into, any Person or transfer all or substantially all of its properties or assets to any Person. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

18. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

19. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

20. Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national courier service or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Executive at his last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of the Chairman of the Board, or to such other address as either party may specify by notice to the other actually received.

21. Conflicts. If any provision of this Agreement conflicts with any other agreement, policy, plan, practice or other Company document, then the provisions of this Agreement will control. This Agreement will supersede any prior agreement between the Executive and the Company.

22. Entire Agreement. This Agreement together with the other agreements and any documents referred to herein, constitutes the entire agreement between the parties and supersedes all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive’s employment.

23. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by an expressly authorized representative of the Company.

24. Attorneys’ Fees. In the event of any action by either party to enforce or interpret the terms of this Agreement, the prevailing party with respect to any particular claim shall (in addition to other relief to which it or he may be awarded) be entitled to recover his or its attorney’s fees in a reasonable amount incurred in connection with such claim.

25. Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

26. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

27. Choice of Law; Venue. The parties acknowledge that they each have, and will continue to have, substantial contacts with the State of Missouri, where the Company has its headquarters. This Agreement has been drafted and negotiated in the State of Missouri. To ensure that any disputes arising under this Agreement are resolved in accordance with the parties’ expectations, this Agreement shall be governed by and construed under the laws of the State of Missouri and applicable federal laws; the substantive law (and statutes of limitations) of the State of Missouri shall be applied to disputes arising under this Agreement, as the parties agree that their expectations with respect to the scope and enforcement of this Agreement are based on Missouri law, and that Missouri law is therefore more applicable to such disputes. Each party agrees that any proceeding relating to this Agreement shall be brought in the state courts of Missouri located in St. Louis County or the federal courts of the District of Missouri, Eastern Division. Each party hereby consents to personal jurisdiction in any such action brought in any such Missouri court, consents to service of process by the methods for notice under Section 20 hereof made upon such party, and such party’s agent and waives any objection to venue in any such Missouri court or to any claim that any such Missouri court is an inconvenient forum.

[Signature page follows immediately.]

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

THE EXECUTIVE:	THE COMPANY

/s/ Jeffrey H. VonDeylen	By:	/s/ Philip J. Koen
Jeffrey H. VonDeylen	Name:	Philip J. Koen
	Title:	Chief Executive Officer

Exhibit A

GENERAL RELEASE

I,                                         , in consideration of and as a precondition to the agreement by SAVVIS, Inc. or any assignee or successor in interest (“SAVVIS”) to provide payment to me under the terms of Section 5(d)) and Section 5(e) (less applicable local, state and federal taxes and other deductions) of the employment agreement to which this Release is attached, for and on behalf of myself, my agents, heirs, executors, administrators, and assigns, subject to the next succeeding paragraph, do hereby release and forever discharge SAVVIS and all of its parents, affiliates, subsidiaries, divisions, successors, and assigns, past and present, and each of them, as well as each of their respective agents, directors, officers, partners, employees, representatives, insurers, attorneys, and joint venturers, and each of them (collectively, the “Released Parties”) from any and all claims which are based upon acts or events that occurred on or before the date on which this Release becomes enforceable, including any and all claims arising under any federal, state, or local employment-related laws or anti-discrimination statutes, which include, but are not limited to Title VII of the Civil Rights Act of 1964, as amended (42 U.S.C. §2000e, et seq.), the Age Discrimination In Employment Act (29 U.S.C. §§621, et seq.), the Americans With Disabilities Act (42 U.S.C. §§12101, et seq.), and excluding fraud. The phrase “any and all claims” will be interpreted liberally to preclude any further disputes, litigation, or controversies between me and any of the Released Parties based upon events that occurred on or before the effective date of this Release. The phrase does not cover such disputes based upon events occurring after the effective date of this Release.

I am not waiving any rights or claims that may arise out of acts or events that occur after the date on which I sign this Release or any rights or claims arising under the Employment Agreement to which this Release is attached.

I have been given at least 21 days to consider whether or not to sign this Release and have been advised in writing to consult with an attorney prior to signing it. I understand that I may revoke this Release at any time on or before the date which is seven calendar days after the date of my signature on this Release and that, unless previously revoked, the Release will be effective and enforceable upon the expiration of the seven-day revocation period. I acknowledge that my right to receive the severance payment described above is conditional upon my execution and delivery of this Release.

I have read this Release and understand all of its terms. I execute this Release voluntarily and with full knowledge of its significance.

Signed at                                         ,                                          this      day of                     ,             .